Exhibit 7

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is entered into on August 8, 2026, by and between Silver Point Capital, L.P. (the “Seller”) and GoldenTree Asset Management LP, on behalf of certain funds and accounts for which it serves as investment advisor identified on the signature page hereto (collectively or individually, as applicable, the “Purchaser”).

RECITALS

The Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, Purchaser’s specified portion of an aggregate of 1,600,000 shares of common stock of QVC Group, Inc. (the “Company”), par value $0.01 per share (the “Securities”), as provided on Schedule 1 hereto.

AGREEMENT

In consideration of the mutual promises, representations, warranties, and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. PURCHASE AND SALE OF STOCK.

1.1 Purchase and Sale of Stock. Subject to the terms and conditions of this Agreement, at the Closing (as defined below), the Seller shall sell, assign, transfer and convey to the Purchaser, and the Purchaser shall purchase, accept and assume from the Seller, all right, title and interest in and to the Securities for a purchase price of $16.25 per share (the “Purchase Price”).

1.2 Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Securities shall take place remotely via the exchange of documents and signatures at 12:00 pm Eastern Time on the date hereof or such other time as the parties hereto may agree (the “Closing”).

1.3 Closing Deliveries.

(a) At or prior to the Closing, the Seller shall deliver, or cause to be delivered:

(i) to the Purchaser, the Securities;

(ii) to the Purchaser, wire instructions for the Seller.

(b) At or prior to the Closing, the Purchaser shall deliver or pay, or cause to be delivered or paid to the Seller, the Purchase Price by wire transfer of immediately available funds to the account provided by the Seller.

1.4 Stock Power and Transfer. This Agreement shall constitute a stock power or other necessary authorization to transfer, as the case may be, authorizing the Company and/or its transfer agent to record on the Company’s books and records the transfer of the Securities from the Seller to the Purchaser and to effect the other cancellations and issuances described herein and shall cause the transfer agent to issue a new stock certificate for the Securities in the name of Purchaser and held with the transfer agent (which shall be deemed delivery of such certificate to Purchaser).

2. REPRESENTATIONS AND WARRANTIES OF THE SELLER.

The Seller hereby represents and warrants to the Purchaser as follows:

2.1 Existence; Authorization. The Seller is a limited partnership duly organized, validly existing and in good standing under the laws of Delaware, and has all requisite powers required to carry on its business with respect to the transactions set forth herein. The Seller has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and the execution, delivery and performance of this Agreement by the Seller have been duly authorized by all necessary action on the part of the Seller. This Agreement has been duly executed and delivered by the Seller and, assuming the due authorization, execution and delivery by the Purchaser, constitutes the valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting creditors’ rights and by general principles of equity.

2.2 Title to Securities. Immediately prior to the Closing, the Seller is the sole record, legal and beneficial owner of, and has, and the Purchaser is acquiring hereunder, good and marketable title to the Securities being sold.

2.3 Securities Law Matters.

(a) Seller (a) is a sophisticated entity familiar with transactions similar to those contemplated by this Agreement, (b) has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of the Securities, (c) has negotiated this Agreement on an arm’s-length basis and has had an opportunity to consult with its legal, tax and financial advisors concerning this Agreement and its subject matter and (d) has independently and without reliance upon the Purchaser, and based on such information and the advice of such advisors as Seller has deemed appropriate, made its own analysis and decision to enter into this Agreement. Seller acknowledges that neither Purchaser nor any of its affiliates is acting as a fiduciary or financial or investment adviser to the Seller, and none of such persons has given the Seller any investment advice, opinion or other information on whether the sale of the Shares is prudent. Seller further acknowledges that the price for the Securities may significantly appreciate or depreciate over time and by agreeing to sell the Securities to the Purchaser pursuant to this Agreement, Seller is giving up the opportunity to sell the Securities at a higher price in the future.

(b) Seller nor, to the knowledge of Seller, any person that has been or will be paid (directly or indirectly) remuneration or a commission for their participation in the offer or sale of Shares, is subject to an event that would disqualify Company or other covered person under Rule 506(d)(1) of Regulation D or is subject to a statutory disqualification described under Section 3(a)(39) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(c) Seller represents that it did not engage in any general solicitation or advertising, as defined in accordance with Rule 502(c) under the Securities Act of 1933, as amended (the “Securities Act”) in connection with the sale of the Shares.

2.4 Brokers. The Seller has engaged Stifel, Nicolaus & Company, Incorporated (“Stifel”) as broker in connection with the transaction contemplated by this Agreement. The Seller and the Purchaser have each agreed to pay Stifel a fee of $0.025 per share of the Securities in connection with the transactions contemplated by this Agreement, such that the aggregate fee payable to Stifel shall be $0.05 per share of the Securities and the total net amount payable to the Seller in respect of the Securities shall be $16.225 per share. Other than Stifel, the Seller has not engaged any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement for whose fees or commissions the Purchaser or the Company would become liable.

2.5 No Other Representations. Except for the representations and warranties expressly set forth in this Section 2, the Seller makes no representation or warranty of any kind, express or implied, at law or in equity, including with respect to the Company, the Securities, or the business, condition (financial or otherwise), assets, liabilities, operations, results of operations or prospects of the Company, or the accuracy or completeness of any information (including any projections, estimates, forecasts or other forward-looking information) provided or made available to the Purchaser or its representatives, and all such other representations and warranties are hereby expressly disclaimed. The Securities are sold on an “as is, where is” basis.

3. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.

Each Purchaser hereby represents and warrants to the Seller as follows:

(a) Purchaser (a) is a sophisticated entity familiar with transactions similar to those contemplated by this Agreement, (b) has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of the Securities, (c) has negotiated this Agreement on an arm’s-length basis and has had an opportunity to consult with its legal, tax and financial advisors concerning this Agreement and its subject matter and (d) has independently and without reliance upon the Seller, and based on such information and the advice of such advisors as Purchaser has deemed appropriate, made its own analysis and decision to enter into this Agreement. Purchaser acknowledges that neither Seller nor any of its affiliates is acting as a fiduciary or financial or investment adviser to the Purchaser, and none of such persons has given the Purchaser any investment advice, opinion or other information on whether the purchase of the Shares is prudent. Purchaser further acknowledges that the price for the Securities may significantly appreciate or depreciate over time and by agreeing to buy the Securities from the Seller pursuant to this Agreement, Purchaser is giving up the opportunity to buy the Securities at a lower price in the future.

(b) Purchaser nor, to the knowledge of Purchaser, any person that has been or will be paid (directly or indirectly) remuneration or a commission for their participation in the offer or sale of Shares, is subject to an event that would disqualify Company or other covered person under Rule 506(d)(1) of Regulation D or is subject to a statutory disqualification described under Section 3(a)(39) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

3.2 Existence; Authorization. The Purchaser is an entity of the type identified on Schedule 1 hereto and is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation identified on Schedule 1 hereto and has all requisite powers required to carry on its business with respect to the transactions set forth herein. The Purchaser has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and the execution, delivery and performance of this Agreement by the Purchaser have been duly authorized by all necessary action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery by the Seller, constitutes the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting creditors’ rights and by general principles of equity. The execution and delivery of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby do not conflict with, or result in a breach of or default under, the Purchaser’s organizational documents, any material agreement to which the Purchaser is a party, or any material order, statute, rule or regulation applicable to the Purchaser.

3.3 Available Funds. The Purchaser has, and will have at the Closing, sufficient immediately available funds to pay its pro rata share of the Purchase Price and to consummate the transactions contemplated by this Agreement. The Purchaser’s obligations hereunder are not subject to any financing condition.

3.4 Securities Law Matters.

(a) The Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the “Act”). The Purchaser is acquiring the Securities for investment for its own account, and not with a view to, or for sale in connection with, any distribution thereof that would require registration under the Act.

(b) The Purchaser hereby acknowledges (1) that the Securities have not been registered under the Act or the securities laws of any state or foreign jurisdiction and are exempt from registration and, therefore, the Securities will be characterized as “restricted securities” within the meaning of Rule 144 under the Act and (2) that, unless so registered and qualified under state law, the Securities may not be offered, transferred or sold except pursuant to the registration provisions of the Act and any applicable securities laws of any state or foreign jurisdiction, or pursuant to an applicable exemption therefrom.

(c) The Purchaser has substantial experience in making investment decisions of this type and has such knowledge and experience in financial and business matters that the Purchaser is capable of evaluating the merits and risks of an investment in the Company. The Purchaser understands the highly speculative nature of the Securities, the financial hazards involved, the lack of liquidity of the Securities and the restrictions on transferability of the Securities. The Purchaser has the capacity to protect its own interests in connection with this transaction and is financially capable of bearing a total loss of its investment in the Securities. The Purchaser has had access to such information about the Securities as the Purchaser deemed necessary in connection with its purchase of the Securities. The Purchaser acknowledges that it is not relying on any advice from the Seller and neither the Seller nor any of its affiliates are acting as a financial advisor, agent, underwriter or broker to the Purchaser or any of its affiliates or otherwise on behalf of the Purchaser or any of its affiliates in connection with the transactions contemplated by this Agreement and the agreements entered into in connection herewith.

3.5 Brokers. The Purchaser has engaged Stifel as broker in connection with the transaction contemplated by this Agreement. The Purchaser and the Seller have each agreed to pay Stifel a fee of $0.025 per share of the Securities in connection with the transactions contemplated by this Agreement, such that the aggregate fee payable to Stifel shall be $0.05 per share of the Securities and the total net amount payable to the Seller in respect of the Securities shall be $16.225 per share. Other than Stifel, the Purchaser has not engaged any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement for whose fees or commissions the Seller would become liable.

4. COVENANTS.

4.1 Further Assurances. At any time and from time to time after the Closing, at the reasonable request of the other party, each party shall execute and deliver such further documents, and perform such further acts, as may be reasonably necessary in order to effectively transfer and convey the Securities to the Purchaser, on the terms herein contained, and to otherwise comply with the terms of this Agreement and consummate the transactions contemplated hereby.

4.2 Fees and Expenses. Each party shall bear its own fees and expenses (including those of its counsel and other advisors) incurred in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.

5. MISCELLANEOUS.

5.1 Survival; Limitation on Liability. The representations and warranties of the parties contained in this Agreement shall survive the Closing until the date that is twelve (12) months after the date hereof, after which they shall expire and no claim may be made in respect thereof. Except in the case of actual fraud, (a) the sole and exclusive remedy of a party for any breach of this Agreement shall be a claim for direct damages, (b) the aggregate liability of the Seller under or in connection with this Agreement shall not exceed the Purchase Price actually received by the Seller, and (c) no party shall be liable for any consequential, incidental, indirect, special, punitive or exemplary damages, or for lost profits or diminution in value.

5.2 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of the Securities). This Agreement is made solely and specifically between and for the benefit of the Seller and the Purchaser and nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, as a third-party beneficiary or otherwise. Neither party may assign this Agreement or delegate any of its obligations hereunder, in whole or in part, without the prior written consent of the other party.

5.3 Governing Law. This Agreement shall be governed by the internal laws of the State of Delaware without regard to principles of conflicts of law.

5.4 WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION (INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS) MADE BASED UPON OR ARISING OUT OF THIS AGREEMENT.

5.5 Amendment. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by the written consent of the Seller and the Purchaser.

5.6 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision or provisions were so excluded and shall be enforceable in accordance with its terms.

5.7 Entire Agreement. This Agreement and the other documents delivered pursuant hereto and thereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein. Each party acknowledges that, in entering into this Agreement, it has not relied on, and shall have no remedy in respect of, any representation, warranty or statement (whether made negligently or innocently) other than those expressly set forth in this Agreement.

5.8 Counterparts. This Agreement may be executed in any number of counterparts (including by electronic means).

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The parties hereto have executed this STOCK PURCHASE AGREEMENT as of the date first above written.

SELLER:

SILVER POINT CAPITAL, L.P.
on behalf of itself and all direct and indirect subsidiaries and affiliates

By:	/s/ Stacey Hatch
Name:	Stacey Hatch
Title:	Authorized Signatory

Signature Page to Stock Purchase Agreement

PURCHASER:

GoldenTree Asset Management LP, on behalf of the funds and accounts listed on Schedule 1 hereto for which it serves as investment advisor

By:	/s/ Elyssa Eisenberg
Name:	Elyssa Eisenberg
Title:	Executive Director

Signature Page to Stock Purchase Agreement